Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), entered into on July 1, 2015, between PRA Health Sciences, Inc. (“Parent”), PRA International, a Delaware corporation (the “Company”) and Linda Baddour (the “Executive”).

WITNESSETH:

WHEREAS, prior to the Effective Date, the Executive has rendered services to the Company upon and subject to the terms, conditions and other provisions of that certain Employment Agreement dated June 4, 2007 between the Executive and the Company, as amended on June 4, 2011 (the “Prior Agreement”), which Prior Agreement by its terms expired effective June 4, 2015; and

WHEREAS, Parent and the Company desire to continue to assure itself of the services of the Executive and wish for the Executive to remain the Executive Vice President and Chief Financial Officer of the Company and the Executive is willing to enter into an agreement to that end, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.              Employment

The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to remain in the employ of the Company, on and subject to the terms and conditions of this Agreement.

2.              Term

The period of this Agreement (the “Agreement Term”) shall commence on June 5, 2015 (the “Effective Date”) and shall expire on the fourth anniversary of the Effective Date.

3.              Position, Duties and Responsibilities

(a)                           The Executive shall serve as, and with the title, office and authority of, Executive Vice President and Chief Financial Officer of both Parent and the Company.  The Executive shall also hold similar titles, offices and authority with the Company’s subsidiaries and its successors.

(b)                           The Executive shall have all powers, authority, duties and responsibilities usually incident to the positions and offices of Executive Vice President and Chief Financial Officer of both Parent and the Company.  The Executive shall report directly to the Company’s Chief Executive Officer.

(c)                            The Executive agrees to devote substantially all of her business time, efforts and skills to the performance of her duties and responsibilities under this Agreement; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods required for (i) participating in professional, educational, philanthropic, public interest, charitable, social or community activities, (ii) serving as a director or member of an advisory committee of any corporation or other entity that the Executive is serving on as of the Effective Date or, subject to prior approval of the Board of Directors of Parent (the “Board”), any other corporation or entity that is not in competition with the Company, or (iii) managing her personal investments; provided, further, that any such activities set forth in clauses (i) through (iii) above do not materially interfere with the Executive’s regular performance of her duties and responsibilities hereunder.

(d)                           The Executive shall perform her duties at the offices of the Company located in Raleigh, North Carolina, but from time to time the Executive may be required to travel to other locations in the proper conduct of her responsibilities under this Agreement.

4.              Compensation and Benefits

In consideration of the services rendered by the Executive during the Agreement Term, the Company shall pay or provide the Executive the compensation and benefits set forth below.

(a)                           Salary. The Company shall pay the Executive a base salary (the “Base Salary”) equal to $400,000 per annum. The Base Salary will be periodically reviewed by the Compensation Committee of the Board (the “Compensation Committee”) for possible merit increases as the Compensation Committee deems appropriate. The Base Salary may not be reduced following the Effective Date. The Base Salary shall be paid in arrears in substantially equal installments at monthly or more frequent intervals, in accordance with the normal payroll practices of the Company.

(b)                           Annual Incentive Bonuses. The Company shall provide the Executive with the opportunity to earn an annual target bonus of $165,000 for each calendar year of the Company ending during the Agreement Term, as determined by the Compensation Committee in its discretion (the “Annual Bonus”). The amount, if any, of such Annual Bonus shall be determined based upon the Company’s and/or the Executive’s attainment of reasonable performance goals approved by the Compensation Committee in its sole discretion. Each such Annual Bonus shall be payable on such date or dates as is determined by the Compensation Committee. Notwithstanding any other provision of this Section 4(b), no bonus shall be payable pursuant to this Section 4(b) unless the Executive remains continuously employed with the Company through the applicable bonus payment date.  Any Annual Bonus hereunder shall otherwise be payable under the terms of the Company’s annual bonus program for its senior officers.

(c)                            Benefits and Perquisites. The Executive will participate in all executive compensation plans, including cash-based long-term incentive plans, and in the same benefits and perquisites maintained by the Company for senior executives.

5.              Equity Incentives

During the Employment Term, the Executive will be eligible for such equity incentive awards under the PRA Health Sciences, Inc. 2014 Omnibus Incentive Plan (the “Plan”) (or any successor plan), as the Compensation Committee shall determine in its discretion.

6.              Termination of Employment

The Agreement Term will be terminated upon the occurrence of any of the following events:

(a)                                 Resignation for Good Reason. The Executive may voluntarily terminate her employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following:

(i)                                     Any material breach of this Agreement by Parent or the Company;

(ii)                                  The material diminution, without the Executive’s written consent, of the Executive’s position, title, authority, duties or responsibilities as indicated in the Employment Agreement, or the appointment of any other person, without the Executive’s written consent, to perform any material part of such duties, including without limitation, the failure of the Executive to have such duties and responsibilities with respect to the acquiring entity following a Change in Control (as defined below); or

(iii)                               The failure by Parent or the Company, as applicable, to obtain the assumption in writing of its obligation to perform under this Agreement by any successor to all or substantially all of the assets of the Company.

The Executive may terminate her employment for Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, within ninety (90) days of the occurrence of such event.

During such thirty (30) day notice period, Parent or the Company, as applicable, shall have the opportunity to cure (if curable) the event that constitutes Good Reason, and if not cured within such period, the Executive’s termination will be effective upon the expiration of such cure period. For purposes of this Agreement, “Change in Control” shall be as defined under the Plan on the date of the Change in Control or as defined under the Plan on the date hereof, whichever is more favorable to the Executive.

(b)                                 Resignation without Good Reason. The Executive may voluntarily terminate her employment hereunder for any reason at any time, including for any reason that does not constitute Good Reason.

(c)                                  Termination for Cause. Parent or the Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Executive shall be considered to be terminated for “Cause” only upon the occurrence of any of the following:

(i)                                     A material breach of this Agreement by the Executive (where the Executive fails to cure such breach within ten (10) business days after being notified in writing by Parent or the Company of such breach);

(ii)                                  The Executive’s failure (except where due to a physical or mental incapacity) to substantially perform her material duties with respect to the Company which continues beyond ten (10) days after a written demand for substantial performance is delivered to the Executive by Parent or the Company;

(iii)                               The Executive engaging in or causing an act of willful misconduct that has a material adverse impact on the reputation, business, business relationships or financial condition of the Company;

(iv)                              The Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, or any crime involving moral turpitude not involving a traffic offense; or

(v)                                 The Executive’s willful refusal to perform the specific lawful directives of the Board which are consistent with the scope of the Executive’s duties and responsibilities hereunder;

provided, however, that no action taken by the Executive in the reasonable, good faith belief that it was in the best interests of the Company shall be treated as a basis for termination of the Executive’s employment for Cause under clause (i) above, and no failure of the Executive or the Company to achieve performance goals, alone, shall be treated as a basis for termination of the Executive’s employment for Cause under clause (ii) or (v) above.

(d)                                 Termination without Cause. The Board shall have the right to terminate the Executive’s employment hereunder other than for Cause at any time, subject to the consequences of such termination as set forth in this Agreement.

(e)                                  Disability. The Executive’s employment hereunder shall terminate upon her Disability. For purposes of this Agreement, “Disability” shall mean the Executive is eligible for disability payments under the Company’s long-term disability plan, as in effect on the date hereof.

(f)                                   Death. The Executive’s employment hereunder shall terminate upon her death.

7. Compensation Upon Termination of Employment

In the event the Executive’s employment by Parent or the Company is terminated during the Agreement Term, the Executive shall be entitled to the severance payments and benefits specified below:

(a)                                      Resignation for Good Reason; Termination without Cause. In the event the Executive voluntarily terminates her employment hereunder for Good Reason or is terminated by Parent or the Company other than for Cause, the Company shall pay the Executive and provide her with the following:

(i)                                     Accrued Obligations. The Company shall pay and provide the Executive with her Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” shall consist of the following: (A) accrued and unpaid Base Salary and accrued and unused paid time off through the date of termination; (B) any accrued but unpaid annual bonus with respect to any completed fiscal year of the Company which has ended prior to the date of termination (except upon an involuntary termination for Cause or the existence of Cause is found following a voluntary termination); (C) all accrued and vested benefits under employee pension (including 401(k)) and welfare plans in which the Executive participates, in accordance with applicable plan terms; and (D) unreimbursed business expenses incurred through the termination date, in accordance with Company business expense reimbursement policy.

(ii)                                  Severance Payment. The Company shall pay the Executive an amount equal to the sum of the Executive’s annual Base Salary and an amount equal to the Annual Bonus for the calendar year immediately preceding the date of the termination of employment (such sum hereinafter defined as the “Severance Amount”). The Severance Amount shall be paid over the twelve (12) calendar months beginning in the calendar month immediately following the date of the termination of employment, in substantially equal installments at monthly or more frequent intervals and in accordance with the normal payroll practices of the Company.

(iii)                               Equity Rights. The vesting and exercisability of any outstanding stock options or other equity awards held by the Executive at the time of termination of employment will be governed by the terms of such awards.

(iv)                              Company-Paid Continuation Coverage. Following the date of the Executive’s termination of employment, the Executive and her eligible dependents shall be entitled to continue participating in the Company’s group medical, dental, and other health benefit coverages as required under the health care continuation requirements of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”). Such coverages shall be provided to the Executive and her eligible dependents for the 12-month period following the date of the Executive’s termination of employment with the same employee cost-sharing as is provided to employees of the Company generally during this 12-month period; provided, however, that if the Company providing any payment or benefit pursuant to this Section 7(a)(iv) would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties under, the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and related regulations and guidance promulgated thereunder, the parties agree to reform this Section 7(a)(iv) in such manner as is necessary to comply with PPACA (the “Company-Paid Continuation Coverage”).

(b)                                      Resignation without Good Reason; Termination for Cause; Death; Disability. In the event the Executive voluntarily terminates her employment hereunder other than for Good Reason, is terminated by Parent or the Company for Cause, or is terminated on account of death or Disability, neither Parent nor the Company shall have any obligations to the Executive under this Agreement other than to pay the Executive and provide her with any Accrued Obligations.

The vesting and exercisability of any outstanding stock options or other equity awards held by the Executive at the time of any such termination of employment will be governed by the terms of such awards.

8.              Change in Control

In the event that the employment of the Executive is terminated on or prior to the expiration of the one-year period immediately following a Change in Control either (a) by the Executive for Good Reason or (b) by the Company other than for Cause: (i) in lieu of the Severance Amount payable pursuant to Section 7(a)(ii) hereof, the Executive will be entitled to a lump-sum payment equal to two times the Severance Amount (as calculated under Section 7(a)(ii) hereof), payable within sixty (60) days of termination of employment; and (ii) in lieu of the Company-Paid Continuation Coverage being provided for twelve (12) months pursuant to Section 7(a)(iv) hereof, the Executive will be entitled to Company-Paid Continuation Coverage for twenty-four (24) months following termination of employment.

9.              Effect of Excise Tax and Limit on Golden Parachute Payments.

(a)                                 Contingent Reduction of Parachute Payments. If there is a change in ownership or control of the Parent that would cause any payment or distribution by the Parent or any of its subsidiaries or any other person or entity to the Executive or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (each, a “Payment”, and collectively, the “Payments”) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, the “Excise Tax”), then the Executive will receive the greatest of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (1) the Payments or (2) one dollar less than the amount of the Payments that would subject the Executive to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount, then the reduction will be determined in a manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to the Executive, until the reduction is achieved.  Any reductions pursuant to this Section shall be made in a manner intended to be consistent with the requirements of Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidelines that may be issued after the Effective Date (“Section 409A”).

(b)                                 Determination of the Payments. All determinations required to be made under this Section, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Parent (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Parent and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Parent. All fees and expenses of the Accounting Firm shall be borne solely by the Parent. Any determination by the Accounting Firm shall be binding upon the Parent and the Executive. The Executive shall cooperate with any reasonable requests by the Parent in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(c)                                  Adjustments.                        As a result of the uncertainty in the application of Section 4999 of the Code at the time of a determination hereunder, it is possible that Payments will be made which should not have been made under clause (a) of this Section (“Overpayment”) or that additional Payments which are not made pursuant to clause (a) of this Section should have been made (“Underpayment”).  In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Parent together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.  In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Parent to or for the benefit of the Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

(d)                                 Consultation.  The Parent shall consult with the Executive in good faith regarding the implementation of the provisions of this Section and the application of Sections 4999 and 409A of the Code; provided, that neither the Parent nor any of its subsidiaries, employees or representatives shall have any liability to the Executive with respect thereto.

10.       No Mitigation

The Executive shall not be required to seek other employment or to reduce any severance benefit payable to her under Section 7 or 8 hereof, and no such severance benefit shall be reduced on account of any compensation received by the Executive from other employment.

11.       Release

All payments and benefits provided under Section 7(a)(ii) and (iv) or Section 8 hereof, as applicable, shall be conditioned upon the Executive executing and honoring a release of claims in favor of Parent and the Company in the Company’s standard form for Company officers in accordance with Section 22(c) hereof (the “Release”).

12.       Tax Withholding

All compensation payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

13.       Restrictive Covenants

(a)                                 Covenant Not to Disclose Confidential Information. The Executive acknowledges that during the course of her affiliation with the Company she has or will have access to and knowledge of certain information and data which the Company considers confidential and the release of such information or data to unauthorized persons would be extremely detrimental to the Company. As a consequence, the Executive hereby agrees and acknowledges that she owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after her employment with the Company, she will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct her duties hereunder, provided the Executive is acting in good faith and in the best interests of the Company, or as may be required by law or judicial process. The Executive will use her best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied. The Executive will promptly return to the Company all Confidential Information in the Executive’s possession or under the Executive’s control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Executive’s relationship with the Company is terminated for any or no reason and will not retain any copies thereof. For purposes hereof the term “Confidential  Information” shall mean any information or data used by or belonging or relating to the Company or any of its subsidiaries or affiliates that is not known generally to the industry in which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets, proprietary data and information relating to the Company’s business and products, price lists, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designs, financial information, whether or not reduced to writing, or information or data which the Company advises the Executive should be treated as confidential information.

(b)                                 Covenant Not to Compete. The Executive acknowledges that she has established and will continue to establish favorable relations with the customers, clients and accounts of the Company and will have access to Confidential Information and trade secrets of the Company. Therefore, in consideration of such relations and to further protect Confidential Information and trade secrets, directly or indirectly, of the Company, the Executive agrees that, at all times during her employment by the Company (including prior to the Effective Date) and for a period of twelve (12) months from the date of termination of the Executive, the Executive has not and will not, directly or indirectly, without the express written consent of the Company:

(i)                                     within (A) the country, region of the country, state, and/or surrounding states in which the Executive’s office with the Company was located at the time of the Executive’s termination, or (B) fifty miles of the location of the Executive’s office with the Company at the time of Executive’s termination, be engaged or employed by a Competing CRO, whether as owner, manager, officer, director, employee, consultant or otherwise to perform duties and responsibilities that are the same or substantially related to the duties and responsibilities that the Executive performed for the Company at any time during the twenty-four (24) months prior to the Executive’s termination. “Competing CRO” means any entity (and its respective affiliates and successors) that competes with the Company in the provision of Customer Services. “Customer Services” means any product or service provided by the Company to a third party for remuneration, including, but not limited to on a contract or outsourced basis, assisting pharmaceutical or biotechnology companies in developing and taking drug compounds, biologics, and drug delivery devices through appropriate regulatory approval processes, and/or recruiting, staffing and placement of personnel in the areas of clinical research, medical writing, biostatistics and programming, in each case (A) during the period of the Executive’s employment with the Company prior to the date of this Agreement, through the end of the Agreement Term or (B) about which the Executive has knowledge and that which the Executive had knowledge that the Company will provide or has contracted to provide to third parties during the twelve (12) months following the Agreement Term;

(ii)                                  directly or indirectly, whether as owner, manager, officer, director, employee, consultant or otherwise, solicit the business of, or accept business from any Customer of the Company, unless the business being solicited or accepted is not in competition with or substantially similar to the Company’s business. For the purposes of this Section 13(b), “Customer” means any person or legal entity (and its subsidiaries, agents, employees and representatives) about whom the Executive has acquired information during the period of the Executive’s employment with the Company prior to the date of this Agreement, through the end of the Agreement Term and as to whom the Executive has knowledge that the Company has provided or does provide services at any time upon, or during the twenty-four (24) months prior to, the Executive’s termination, or will during the twelve (12) months following the Agreement Term provide services; or

(iii)                               directly or indirectly, (A) solicit or induce (or attempt to solicit or induce) to leave the employ of the Company or any of its affiliates for any reason whatsoever any person employed by the Company or any of its affiliates at the time of the act of solicitation or inducement or (B) hire any person who was employed by the Company at the time of the Executive’s termination or at any time during the six months prior to the Executive’s termination.

Notwithstanding anything in this Agreement to the contrary, the Company shall have the option to continue to bind the Executive to the provisions of this Section 13(b) for a period of twelve (12) months following a termination of employment which occurs after the expiration of the Agreement and the Agreement Term, provided that, the Company provides the Executive with the payments and benefits set forth in Section 7(a) hereof.

(c)                                  Non-Disparagement. At all times during her employment by the Company (including prior to the Effective Date) and thereafter, the Executive shall express no opinions or views or knowingly take any other actions that will adversely affect the business reputation or goodwill of the Company, its affiliates, directors, officers or employees.

(d)                                 Specific Performance. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Executive contained in paragraphs (a), (b) or (c) hereof, and that the Company’s remedies at law for any such breach or threatened breach will be inadequate, the Company and each of their successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Executive, and each and every person, firm or company acting in concert or participation with her, from the continuation of such breach and, in addition thereto, she shall pay to the Company all ascertainable damages, including costs and reasonable attorneys’ fees sustained by the Company by reason of the breach or threatened breach of said covenants and assurances. The obligations of the Executive and the rights of the Company, its successors and assigns under this Section 13 shall survive the termination of this Agreement for the periods set forth above. The covenants and obligations of the Executive set forth in this Section 13 are in addition to and not in lieu of or exclusive of any other obligations and duties of the Executive to the Company, whether express or implied in fact or in law. In addition, the Executive further acknowledges that if she breaches any provision of this Section 13 following her termination of employment with the Company, the Executive will forfeit the right to any unpaid severance or other payments under this Agreement. For purposes of this Section 13, “Company” shall include Parent and all subsidiaries of the Parent.

(e)                                  Potential Unenforceability of Any Provision. If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against the Executive, the provisions hereof shall be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions shall automatically be reconstituted and become a part of this Agreement, effective as of the date first written above, to the maximum extent permitted by law.

14.       Indemnification

To the fullest extent permitted by the indemnification provisions of the Articles of Incorporation and Bylaws of Parent and the Company, as applicable, in effect as of the date of this Agreement, and the indemnification provision of the laws of the jurisdiction of Parent’s and the Company’s incorporation, as applicable, in effect from time to time, Parent and the Company, as applicable, shall indemnify the Executive as a director, senior officer or employee of Parent and the Company, as applicable, against all liabilities and reasonable expenses that may be incurred in any threatened, pending or completed action, suit or proceeding, and shall pay for the reasonable expenses incurred by the Executive in the defense of or participation in any such action, suit or proceeding to which the Executive is a party because of her service to Parent and the Company, as applicable. The rights of the Executive under this indemnification provision shall survive the termination of employment with respect to events occurring prior to termination of employment on a basis not less favorable than is provided for any other officer of Parent and the Company, as applicable (other than the Chief Executive Officer). In addition, during the Agreement Term, the Executive will be provided with Director & Officer coverage to the same extent as any other officer of Parent and the Company, as applicable (other than the Chief Executive Officer).

15.       Successors

(a)                                      This Agreement shall be binding upon and shall inure to the benefit of Parent and the Company, as applicable, and each of its successors and any person, firm, corporation or other entity which succeeds to all or substantially all of the business, assets or property of Parent or the Company, as applicable. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 15 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)                                      This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are due and payable to her hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s designated beneficiary or, if there be no such designated beneficiary, to the legal representatives of the Executive’s estate.

16.       No Assignment

Except as to withholding of any tax under the laws of the United States or any other country, state or locality, neither this Agreement nor any right or interest hereunder nor any amount payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind by the Executive or the beneficiaries of the Executive or by her legal representatives without the Company’s prior written consent, nor shall there be any right of set-off or counterclaim in respect of any debts or liabilities of the Executive, her beneficiaries or legal representatives, except in the case of termination of employment for Cause (other than with respect to any set-off on nonqualified deferred compensation that is subject to Section 409A); provided, however, that nothing in this Section 16 shall preclude the Executive from designating a beneficiary to receive any benefit payable on her death, or the legal representatives of the Executive from assigning any rights hereunder to the person or persons entitled thereto under her will or, in case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to her estate.

17.       Entire Agreement

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and, except as specifically provided herein, cancels and supersedes any and all other agreements between the parties with respect to the subject matter hereof, including but not limited to the Prior Agreement. Any amendment or modification of this Agreement shall not be binding unless in writing and signed by Parent, the Company and the Executive.

18.       Severability

In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.

19.       Notices

All notices which may be necessary or proper for either Parent or the Company on one hand, or the Executive on the other, to give to the other shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by air courier, to the Executive at the address of the Executive on file with Parent or the Company (or such other address as the Executive may designate by written notice to Parent or the Company) and shall be sent in the manner described above to the Secretary of the Company at the Company’s principal executives offices at 4130 ParkLake Avenue, Suite 400, Raleigh, North Carolina 27612 or delivered by hand to the Secretary of the Company, and shall be deemed given when sent, provided that any notice required under Section 6 hereof shall be deemed given only when received. Any party may, by like notice to the other party, change the address at which she or they are to receive notices hereunder.

20.       Governing Law

This Agreement shall be governed by and enforceable in accordance with the laws of the State of North Carolina, without giving effect to the principles of conflict of laws thereof.

21.       Arbitration

Except to the extent that injunctive relief is available for any breach of restrictive covenants, any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be settled by binding arbitration in Raleigh, North Carolina, in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party will pay one-half of the arbitration expenses and her or its own legal fees and costs; provided, in any dispute after a Change in Control, the Company (or successor) will pay all arbitration fees, and all of the Executive’s reasonable legal expenses if the Executive prevails on at least one material issue in dispute, as determined by the arbitrator. Notwithstanding any other provision of this Agreement, obligations of the parties under this Section 21 shall survive any termination of employment.

22.       Section 409A

(a)                                 General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (b) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents.

(b)                                 Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 7 or 8 unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of Section 409A, the Executive’s right to receive any installment payments or benefits pursuant to Section 7(a) shall be treated as a right to receive a series of separate and distinct payments within the meaning of Section 409A; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding anything in this Agreement to the contrary, if the Executive is deemed by the Company at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A and to the extent delayed commencement of any portion of the payments to which the Executive is entitled under this Agreement is required in order to avoid subjecting the Executive to additional tax or interest (or both) under Section 409A, then any such payment shall not be provided to the Executive prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the separation from service or (ii) the date of the Executive’s death. Upon the first business day following the expiration of the applicable period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Executive (or, if applicable, the Executive’s estate, heirs or legal representatives), and any remaining payments due to the Executive under this Agreement shall be paid as otherwise provided herein.

(c)                                  Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are subject to the Executive’s execution and delivery of a Release as provided under this Agreement: (i) the Company shall deliver the Release to the Executive within ten (10) business days following the date of Executive’s termination of employment, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release; (ii) if the Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes her acceptance of the Release thereafter, the Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release; and (iii) in any case where the date of Executive’s termination of employment and the Release Expiration Date fall in two separate taxable years, any payments required to be made to the Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 22(c), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Executive, or, in the event that the Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning under Section 409A) due under this Agreement as a result of the Executive’s termination of employment are delayed pursuant to this Section 22(c), such amounts shall be paid in a lump sum on the first payroll date following the date that the Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 22(c)(iii), on the first payroll period to occur in the subsequent taxable year, if later.

23.       Counterparts

This Agreement may be executed in counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, Parent, the Company and the Executive have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Linda Baddour
Linda Baddour

PRA HEALTH SCIENCES, INC.

/s/ Colin Shannon
By: Colin Shannon
Title: Chairman, President & CEO

PRA INTERNATIONAL

/s/ Colin Shannon
By: Colin Shannon
Title: President